Exhibit 99.1
QT Imaging Holdings Announces $500,000 Insiders PIPE Investment
Novato, Calif. – April 10, 2025 – QT Imaging Holdings, Inc. (OTCQB:QTIH) a medical device company engaged in research, development, and commercialization of innovative body imaging systems (the “Company”) is pleased to announce an insiders private investment in public equities (PIPE) investment of $500,000 in new funding by the Chairman of the Board, Dr. Avi Katz, and the Chief Executive Officer, Dr. Raluca Dinu. Under the terms of the securities purchase agreement entered into on April 9, 2025, the investors agreed to purchase 784,929 unregistered shares of common stock of the Company at a price of $0.637 per share, together with 1,569,858 warrants with an exercise price of $0.72 per share. The price per share represents a premium of approximately 10% to the Company’s common stock’s volume weighted average trading price on April 9, 2025. The closing of the financing is anticipated to be on or before April 24, 2025, and it was placed directly by QTI, thus it included no associated banking fees. The proceeds are aimed solely at providing working capital for the Company, as it continues to grow its business.
For media inquiries, please contact:
Stas Budagov
Chief Financial Officer
Stas.Budagov@qtimaging.com
About QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the company’s website at www.qtimaging.com.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the closing of the PIPE, the intended use of proceeds from the PIPE, the filing of a registration statement covering the resale of the securities being sold, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding its future business plans. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: research results from the use of the Breast Acoustic CT™ Scanner, the ability of QT Imaging Holdings to sell and deploy the Breast Acoustic CT™ Scanner, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel and the ability to move product sales to production levels. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of QT Imaging Holding’s (and its predecessor, GigCapital5, Inc.) filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to QT Imaging Holdings as of the date hereof, and QT Imaging Holdings assumes no obligation to update any forward-looking statement.